Exhibit 99.1

The Hanover Reports Record Results:

Fourth Quarter Net Income of $2.00 per Diluted Share; Operating Income(1) of $1.77 per Diluted Share;

Combined Ratio of 94.3%, including Catastrophe Impact of 1.8 points

2014 Net Income of $6.28 per Diluted Share and 2014 Operating Income of $5.19 per Diluted Share

WORCESTER, Mass., February 4, 2015 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $89.9 million, or $2.00 per diluted share, for the fourth quarter of 2014, compared to net income of $70.1 million, or $1.57 per diluted share, in the prior-year quarter. Operating income was $79.6 million, or $1.77 per diluted share, in the fourth quarter of 2014, compared to $59.6 million, or $1.33 per diluted share, in the prior-year quarter.

Net income for the full year 2014 was $282.0 million, or $6.28 per diluted share, compared to net income of $251.0 million, or $5.59 per diluted share, in 2013. Operating income was $232.7 million, or $5.19 per diluted share, in 2014, compared to operating income of $227.2 million, or $5.06 per diluted share, in 2013.

Fourth Quarter and Full Year Highlights

•	Operating income before taxes, excluding catastrophes, of $154 million(2) in the quarter, and $629 million for the full year, up 18% in both periods

•	Combined ratio of 94.3% in the fourth quarter and 96.9% for the full year, including 1.8 and 4.7 points of catastrophe losses, respectively

•	Net premiums written of $1.1 billion in the quarter, up 6.2%, driven by growth in all three main business segments; Net premiums written of $4.8 billion in 2014, up 5.7%

•	Strong price increases in Commercial and Personal Lines continued in the fourth quarter

•	Net investment income of $68.8 million in the fourth quarter and $270.3 million for the full-year 2014

•	Book value per share of $64.85, up 9.1% from December 31, 2013, and up 2.3% from September 30, 2014

•	During 2014, repurchased approximately 347,000 common shares for approximately $20 million, at an average price of $58.90 per share

•	On December 5, the Board of Directors increased the quarterly dividend on common shares by 11%, to $0.41 per share

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

	Three months ended December 31		Twelve months ended December 31
(In millions, except per share data)	2014	2013	2014	2013
Net premiums written	$1,116.8	$1,051.5	$4,810.1	$4,552.7
Operating income	79.6	59.6	232.7	227.2
per diluted share	1.77	1.33	5.19	5.06
Net income	89.9	70.1	282.0	251.0
per diluted share	2.00	1.57	6.28	5.59
Net investment income	68.8	68.1	270.3	269.0
Book value per share	$64.85	$59.43	$64.85	$59.43
Ending shares outstanding	43.9	43.7	43.9	43.7
Combined ratio	94.3%	96.5%	96.9%	96.7%
Combined ratio, excluding catastrophes(3)	92.5%	94.1%	92.2%	93.6%

“2014 was a strong year for our company. We delivered on our operating and financial goals and further strengthened our organization for continued success. We are particularly pleased to report record operating earnings per share for both the quarter and the year, at $1.77 and $5.19, respectively, and ROEs of 13% and 9%, respectively,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “These results reflect the effectiveness of our efforts to reposition our portfolio, increase the profitability of our business and strengthen our position with partner agents and brokers.

“All of our business segments performed well during the year and are poised to deliver strong results moving forward,” he said. “In Commercial Lines, we reported an ex-catastrophe combined ratio improvement of 2 points and a growth rate of 7% for the year. With nearly 7% pricing increases in the fourth quarter and a substantially repositioned portfolio, we are on track to continue to grow premiums and underwriting margins going forward.

“Our Personal Lines business turned to growth in the second half of the year, concluding with 3% premium increases in the fourth quarter, as we have nearly completed our exposure management and portfolio rebalancing initiative,” Eppinger said. “With the successful rollout of our Platinum offering and strong rate increases of 5% in the fourth quarter, we fully expect to build on our growth momentum in 2015, while continuing to improve underwriting margins in this business.

“Chaucer also performed well once again, delivering another year of very strong earnings and solid growth, as we continued to successfully navigate the challenging market environment at Lloyd’s and take advantage of our leading market positions and underwriting expertise,” he said.

“Our strong operating earnings drove a 9% annual increase in the book value per share, to $64.85 at December 31, 2014. Our capital strength, along with our operating achievements, supported Standard and Poor’s recent decision to upgrade our financial strength rating to ‘A Stable’. As we reflect on last year and turn our focus to 2015, we have more confidence than ever in our strategy and our ability to sustain our strong positive momentum and continue to deliver value for all of our stakeholders,” Eppinger said.

Fourth Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $36.5 million, compared to $34.7 million in the fourth quarter of 2013. The Commercial Lines combined ratio was 99.8%, compared to 100.1% in the prior-year quarter. Catastrophe losses were $10.2 million, or 1.9 points of the combined ratio, compared to $7.7 million, or 1.5 points, in the prior-year quarter. Fourth quarter 2014 results also reflected net unfavorable prior-year reserve development of $5.7 million, or 1.1 points of the combined ratio, attributed to commercial auto, compared to net unfavorable reserve development of $0.3 million, or 0.1 points, in the fourth quarter of 2013.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by almost 2 points to 96.8%, compared to 98.5% in the prior-year quarter. The improvement was attributed to more favorable loss experience due to rate and underwriting actions in commercial multi-peril and other commercial lines, as well as a lower expense ratio. The improvement was partially offset by higher losses in the auto line, as well as an unfavorable comparison to lower than usual losses in workers’ compensation in the fourth quarter of 2013.

Net premiums written were $499.0 million in the quarter, up 5.8% from the prior-year quarter, driven by growth in all lines, except for auto.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

$ in millions	Three months ended December 31		Twelve months ended December 31
	2014	2013	2014	2013
Net premiums written	$499.0	$471.6	$2,155.9	$2,007.2
Net premiums earned	529.2	503.3	2,081.4	1,958.4
Operating income before taxes	36.5	34.7	139.9	132.4

Loss and LAE ratio	61.9%	61.3%	63.1%	62.4%
Expense ratio(5)	37.9%	38.8%	37.1%	38.0%

Combined ratio	99.8%	100.1%	100.2%	100.4%

Combined ratio, excluding catastrophe losses	97.9%	98.6%	96.0%	98.4%
Current accident year combined ratio, excluding catastrophe losses	96.8%	98.5%	95.6%	98.2%

Personal Lines

Personal Lines operating income before taxes was $48.0 million in the quarter, compared to $30.5 million in the fourth quarter of 2013. The Personal Lines combined ratio was 91.1%, compared to 96.5% in the prior-year quarter. Catastrophe losses were $9.2 million, or 2.6 points of the combined ratio, compared to $12.7 million, or 3.6 points, in the prior-year quarter. Fourth quarter 2014 results also reflected net favorable prior-year reserve development of $1.2 million, or 0.3 points of the combined ratio, compared to net unfavorable reserve development of $3.2 million, or 0.9 points, in the fourth quarter of 2013.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 88.8%, compared to 92.0% in the prior-year quarter. The improvement was attributed to more favorable loss experience due to rate and underwriting actions, as well as lower expenses, partially offset by higher non-catastrophe weather losses in the homeowners line.

Net premiums written were $353.7 million in the quarter, up 3.1% compared to the prior-year quarter, due to rate increases and higher new business levels, somewhat offset by declining amounts of planned exposure and mix management initiatives.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

$ in millions	Three months ended December 31		Twelve months ended December 31
	2014	2013	2014	2013
Net premiums written	$353.7	$342.9	$1,422.8	$1,428.0
Net premiums earned	353.6	355.3	1,407.1	1,454.2
Operating income before taxes	48.0	30.5	99.0	118.6

Loss and LAE ratio	62.8%	66.7%	69.6%	68.8%
Expense ratio	28.3%	29.8%	28.1%	27.9%

Combined ratio	91.1%	96.5%	97.7%	96.7%

Combined ratio, excluding catastrophe losses	88.5%	92.9%	90.1%	92.1%
Current accident year combined ratio, excluding catastrophe losses	88.8%	92.0%	90.5%	91.2%

Chaucer

Chaucer’s operating income before taxes was $50.9 million in the quarter, compared to $40.2 million in the fourth quarter of 2013. Chaucer’s combined ratio was 88.1%, compared to 89.6% in the prior-year quarter. Catastrophe losses were $1.9 million, or 0.6 points of the combined ratio, compared to $7.5 million, or 2.7 points, in the prior-year quarter. Fourth quarter 2014 results also reflected net favorable prior-year reserve development of $33.2 million, or 10.9 points of the combined ratio, compared to $22.8 million, or 8.1 points, in the fourth quarter of 2013.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 98.4%, compared to 95.0% in the prior-year quarter. The increase was primarily driven by a higher expense ratio, which reflected a higher level of performance-based compensation.

Net premiums written were $264.1 million in the quarter, up 11.4% over the prior-year quarter, primarily driven by growth in the Marine and Casualty lines.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

$ in millions	Three months ended December 31		Twelve months ended December 31
	2014	2013	2014	2013
Net premiums written	$264.1	$237.0	$1,231.4	$1,117.5
Net premiums earned	305.8	282.1	1,221.8	1,037.9
Operating income before taxes	50.9	40.2	177.6	150.4

Loss and LAE ratio	47.7%	51.0%	51.9%	51.8%
Expense ratio	40.4%	38.6%	38.1%	37.8%

Combined ratio	88.1%	89.6%	90.0%	89.6%

Combined ratio, excluding catastrophe losses	87.5%	86.9%	87.6%	86.3%
Current accident year combined ratio, excluding catastrophe losses	98.4%	95.0%	96.2%	95.4%

Full Year 2014 Operating Results

Operating income before taxes was $406.2 million for the full year of 2014, resulting in a combined ratio of 96.9%. In 2013, operating income before taxes was $393.4 million, and the combined ratio was 96.7%. Operating income, excluding catastrophes, was $629.2 million, up 18%, from $533.4 million in 2013.

Commercial Lines operating income before taxes was $139.9 million, which included $87.8 million, or 4.2 points, of catastrophe losses, and $9.2 million, or 0.4 points, of net unfavorable reserve development. In 2013, Commercial Lines operating income before taxes was $132.4 million, which included $38.7 million, or 2.0 points, of catastrophe losses, and $3.3 million, or 0.2 points, of net unfavorable reserve development. Commercial Lines current accident year combined ratio, excluding catastrophe losses, improved by almost 3 points to 95.6%, compared to 98.2% in the prior year, driven by better loss experience due to pricing and other underwriting actions, as well as an improved expense ratio.

Personal Lines operating income before taxes was $99.0 million, which included $106.4 million, or 7.6 points, of catastrophe losses, and $5.1 million, or 0.4 points, of net favorable reserve development. In 2013, Personal Lines operating income before taxes was $118.6 million, which included $66.9 million, or 4.6 points, of catastrophe losses, and $13.7 million, or 0.9 points, of net unfavorable reserve development. Personal Lines current accident year combined ratio, excluding catastrophe losses, improved by almost 1 point to 90.5%, compared to 91.2% in the prior year, driven by rate and improved business mix.

Chaucer’s operating income before taxes was $177.6 million, which included $28.8 million, or 2.4 points, of catastrophe losses, and $104.6 million, or 8.6 points, of net favorable reserve development. In 2013, Chaucer operating income before taxes was $150.4 million, which included $34.4 million, or 3.3 points, of catastrophe losses, and $94.6 million, or 9.1 points, of net favorable reserve development. Chaucer’s current accident year combined ratio, excluding catastrophes, was 96.2%, compared to 95.4% in the prior year.

Total net premiums written were $4.8 billion in 2014, up 5.7% from $4.6 billion in 2013. The increase in net premiums written reflected growth in Commercial Lines and Chaucer, partially offset by a minor reduction in premiums as a result of exposure and mix management initiatives, particularly in Personal Lines.

Investments

Net investment income was $68.8 million for the fourth quarter of 2014, compared to $68.1 million in the prior-year period. For the full year, net investment income was $270.3 million, compared to $269.0 million in 2013. The increase in both periods is primarily due to the impact of investing higher operating cash flows, partially offset by lower new money yields. The average pre-tax earned yield on fixed maturities was 3.65% and 3.86% for the quarters ended December 31, 2014 and 2013, respectively, and 3.71% and 3.95% for the full years 2014 and 2013, respectively.

Net realized investment gains were $18.6 million in the fourth quarter of 2014, including $5.1 million of impairment charges. In the fourth quarter of 2013, net realized investment gains were $10.7 million, which included $2.3 million of impairment charges. For the full year 2014, net realized investment gains were $50.1 million, including $5.5 million of impairment charges, compared to net realized gains of $33.5 million, including $6.0 million of impairment charges in 2013.

The company held $8.6 billion in cash and invested assets on December 31, 2014.

Fixed maturities and cash represented 90% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains increased $17.4 million during the fourth quarter of 2014 and $87.9 million for the full year, to $310.2 million at December 31, 2014. The change in net unrealized investment gains for the quarter and the year resulted from general volatility in prevailing interest rates, credit spreads and equity markets.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $64.85 at December 31, 2014, up 2.3% and 9.1% from September 30, 2014 and December 31, 2013, respectively, primarily driven by earnings accretion.

During the year, the company repurchased approximately 347,000 shares of common stock for $20.4 million, at an average share price of $58.90. The company did not repurchase shares in the fourth quarter. On February 3, the company had approximately $117 million of capacity remaining under its $600 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its fourth quarter results on Thursday, February 5, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 877-415-3181; if calling internationally, please dial 857-244-7324; conference code: 20891965. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover’s fourth quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

$ in millions	December 31, 2014	December 31, 2013
Assets
Total investments	$8,250.3	$7,593.3
Cash and cash equivalents	373.3	486.2
Premiums and accounts receivable, net	1,360.9	1,324.6
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,268.2	2,335.0
Other assets	1,507.0	1,639.6

Total assets	$13,759.7	$13,378.7

Liabilities
Loss and loss adjustment expense reserves	$6,391.7	$6,231.5
Unearned premiums	2,583.9	2,515.8
Debt	903.5	903.9
Other liabilities	1,036.6	1,133.0

Total liabilities	10,915.7	10,784.2

Total shareholders’ equity	2,844.0	2,594.5

Total liabilities and shareholders’ equity	$13,759.7	$13,378.7

Condensed Consolidated Income Statement

	Three months ended December 31		Twelve months ended December 31
$ in millions	2014	2013	2014	2013
Revenues
Premiums earned	$1,188.6	$1,140.7	$4,710.3	$4,450.5
Net investment income	68.8	68.1	270.3	269.0
Total net realized investment gains	18.6	10.7	50.1	33.5
Fees and other income	9.1	9.5	36.9	40.7

Total revenues	$1,285.1	$1,229.0	$5,067.6	$4,793.7

Losses and expenses
Losses and loss adjustment expenses	695.9	689.7	2,927.5	2,761.1
Amortization of deferred acquisition costs	266.7	251.9	1,040.0	971.0
Interest expense	16.3	16.6	65.2	65.3
Other operating expenses	183.3	182.6	656.9	667.2

Total losses and expenses	$1,162.2	$1,140.8	$4,689.6	$4,464.6

Income from continuing operations before income taxes	122.9	88.2	378.0	329.1
Income tax expense	32.8	23.3	95.7	83.4

Income from continuing operations	90.1	64.9	282.3	245.7
Discontinued operations	(0.2)	5.2	(0.3)	5.3

Net income	$89.9	$70.1	$282.0	$251.0

The following is a reconciliation from operating income to net income(6):

	Three months ended December 31				Twelve months ended December 31
(In millions, except per share data)	2014		2013		2014		2013
	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss) before interest expense and income taxes:
Commercial Lines	$36.5		$34.7		$139.9		$132.4
Personal Lines	48.0		30.5		99.0		118.6
Chaucer	50.9		40.2		177.6		150.4
Other	(2.8)		(2.5)		(10.3)		(8.0)

Operating income before interest expense and income taxes	132.6		102.9		406.2		393.4
Interest expense on debt	(16.3)		(16.6)		(65.2)		(65.3)

Operating income before income taxes	116.3	$2.59	86.3	$1.93	341.0	$7.60	328.1	$7.31
Income tax expense on operating income	(36.7)	(0.82)	(26.7)	(0.60)	(108.3)	(2.41)	(100.9)	(2.25)

Operating income	79.6	1.77	59.6	1.33	232.7	5.19	227.2	5.06
Net realized investment gains	18.6	0.42	10.7	0.24	50.1	1.12	33.5	0.75
Non-operating items	(8.1)	(0.18)	(5.4)	(0.12)	(0.5)	(0.02)	(15.0)	(0.34)

Income from continuing operations, net of taxes	90.1	2.01	64.9	1.45	282.3	6.29	245.7	5.47
Net loss from discontinued operations, net of taxes	(0.2)	(0.01)	5.2	0.12	(0.3)	(0.01)	5.3	0.12

Net income	$89.9	$2.00	$70.1	$1.57	$282.0	$6.28	$251.0	$5.59

Weighted average shares outstanding		45.0		44.8		44.9		44.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding the effectiveness of our efforts to reposition our portfolio, increase the profitability of our business and strengthen our position with partner agents and brokers, being poised to deliver strong results, being on track to continue to grow premium and underwriting margins going forward, underlying improvement in trends, more confidence than ever in our strategy and our ability to sustain strong positive momentum and continue to deliver value for all stakeholders, growth momentum in Personal Lines, and statements in the above-referenced conference call regarding expectation for operating income per share, combined ratio, net investment income growth, net premiums written guidance for 2015, including with respect to the ability to deliver on strategic, financial and targeted goals and returns to improve the combined ratio, new business growth, optimizing our business mix, the impact of pricing, profit management and improvement actions, position with agents and business mix improvement on profitability and improving underlying trends, visibility to underwriting margin accretion, future segment growth, and in particular the impact of achieving greater shelf space and advancing position with agents driving profitable growth, our ability to multiply the success of our Platinum product, expense ratio improvement, particularly in Commercial Lines, future earnings accretion, underwriting and underlying strength of our business, retention, the ability to achieve rate and pricing increases (including whether they will exceed loss costs) to generate margin accretion, maintain or improve ex-catastrophe accident year loss and expense ratios, particularly due to our pricing initiatives, our confidence in continuing re-underwriting efforts and rate actions, particularly in commercial auto, the potential impact of capital actions and business investments, financial strength, margin improvement, maturation and organic growth in specialty lines and the impact growth could have on overall margin improvement generated by those lines, catastrophes losses and exposure in certain geographic areas, effective tax rates, weighted shares outstanding, returns on equity, the ability to increase net investment income, improve investment yields and offset yield pressures through expanding investment portfolio mix and investment of higher cash flows, the impact of foreign currency fluctuations, and statements regarding expected financial results, combined ratio, premium growth and future profitability of Chaucer Holdings plc (“Chaucer”), the ability to manage market headwinds and take advantage of market leadership positions related to Chaucer’s business, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment; and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “About Us - Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 44 of the 2013 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repayment of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2013 Annual Report on pages 81-83.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (losses) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations (net of taxes) is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three and twelve months ended December 31, 2014 and 2013 is set forth in the table on page 9 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

Footnotes

(1)	Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of our three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 9 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Operating income, before taxes, excluding catastrophes, is a non-GAAP measure. It is defined as operating income, before taxes and interest expense, excluding the impact of catastrophe losses. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(3)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(4)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(5)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(6)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.